Exhibit 19

INSIDER TRADING POLICY

Effective Date: June 15, 2026

1.	Purpose

Radiant Strategies Corp. (the “Company”) is committed to complying with all applicable federal securities laws. This Insider Trading Policy is designed to prevent directors, officers, employees, consultants, and other persons associated with the Company from trading in securities while in possession of material non-public information.

2.	Covered Persons

This Policy applies to all directors, officers, employees, consultants, contractors, and any other persons who may have access to material non-public information concerning the Company.

3.	Prohibition on Insider Trading

No Covered Person may purchase, sell, transfer, or otherwise trade in the Company’s securities while aware of material non-public information relating to the Company.

Material information generally includes information that a reasonable investor would consider important in making an investment decision. Information is considered non-public until it has been broadly disseminated to the public and sufficient time has passed for the market to absorb the information.

Examples of material non-public information may include:

●	Financial results or projections;

●	Significant contracts or business developments;

●	Mergers, acquisitions, or dispositions;

●	Securities offerings or financings;

●	Significant regulatory developments;

●	Material litigation or investigations; and

●	Other significant corporate events.

4.	Prohibition on Tipping

Covered Persons may not disclose material non-public information to any other person unless such disclosure is required for legitimate business purposes and is authorized by the Company.

Covered Persons may not recommend or encourage another person to purchase or sell the Company’s securities while in possession of material non-public information.

5.	Confidentiality

Covered Persons shall maintain the confidentiality of material non-public information and shall take reasonable steps to prevent unauthorized disclosure.

6.	Compliance

Any person who violates this Policy may be subject to disciplinary action, including termination of employment or service, and may be subject to civil or criminal penalties under applicable securities laws.

Questions regarding this Policy should be directed to the Company’s Chief Executive Officer.

Adopted by the Board of Directors on June 15, 2026.